SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2016 (April 30, 2016)

AMPCO-PITTSBURGH CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-898	25-1117717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

726 Bell Avenue, Suite 301 Carnegie, Pennsylvania		15106
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 456-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Robert G. Carothers has retired from his position as Chief Executive Officer of Union Electric Steel Corporation (“UES”), a Delaware corporation and wholly-owned subsidiary of Ampco-Pittsburgh Corporation (the “Corporation”), effective as of April 30, 2016 (the “Retirement Date”). Mr. Carothers’ retirement concludes a remarkable career of more than 43 years of continuous service with UES, where he served as Chief Executive Officer since January 1998.

(e) In connection with Mr. Carothers’ retirement, Mr. Carothers and UES entered into a Retirement and Consulting Agreement, effective as of May 1, 2016 (the “Agreement”). The Agreement provides for an initial term of thirteen (13) months ending on May 31, 2017.

Pursuant to the Agreement, Mr. Carothers will provide consulting services to UES, and UES will pay Mr. Carothers $250 per hour worked and reimburse Mr. Carothers for reasonable and necessary out-of-pocket expenses incurred in the performance of his consulting services. In addition, all equity awards previously granted to Mr. Carothers will continue to vest during the term of the Agreement as if he had continued to be employed by UES. Mr. Carothers will remain eligible, on a prorated basis, for any short-term incentive award granted pursuant to UES’s short term incentive plan. Additionally, he will be permitted to use his leased company car during the term of the Agreement, and he has the right to purchase it. Pursuant to the Agreement, Mr. Carothers has an obligation to not compete with UES or the Corporation.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Retirement and Consulting Agreement effective May 1, 2016 with Robert G. Carothers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Michael G. McAuley
Michael G. McAuley
Chief Financial Officer and Treasurer

Dated: May 3, 2016